UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

ASHERXINO CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	93-0962072
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
AsherXino Corporation 5847 San Felipe Street, 17th Floor Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

713-413-3345
 (Registrant’s telephone number, including area code)

Copy to:
Gerald V. Niesar, Esq.
June L. Lin, Esq.
Niesar & Whyte, LLP
90 New Montgomery Street, 9th Floor
San Francisco, CA 94105
(415) 882-5300

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer                                                               Accelerated filer                        

Non-accelerated filer                                                                Smaller reporting company      ☑
(Do not check if a smaller reporting company)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

GENERAL CAUTIONARY STATEMENT
This Form 10 contains “forward looking statements” (as that term is defined in Section 27A(i)(1) of the Securities Act of 1933), including statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements which are other than statements of historical facts.  Such forward looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.  Some of the factors that could cause actual results to differ materially from those expressed in such forward looking statements are set forth in the section entitled “Risk Factors” and elsewhere throughout this Form 10.  Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, but there can be no assurance that our expectations, beliefs or projections will result or be achieved or accomplished.  We have no obligation to update or revise forward looking statements to reflect the occurrence of future events or circumstances.

ITEM 1. BUSINESS
AsherXino Corporation (the “Company”) was originally incorporated in the State of Colorado on June 9, 1981 under the name “Blue Grass Breeders, Inc.”  In the subsequent twenty-two years, the Company became a public reporting company, changed its state of incorporation to the State of Delaware, went through various name changes and engaged in various businesses, as described in the section entitled “Prior history” below.

The Company has had no operating business since 2003.  In 2003 the Company ceased filing its periodic reports with the Securities and Exchange Commission (“SEC”) due to the fact that it had no operations, and the Company’s securities were subsequently deregistered by the SEC on April 30, 2009.

The Company’s Board of Directors has recently taken the decision to enter into the business of owning and operating oil and gas assets by acquiring certain oil related assets (“Asher Assets”) from certain individuals (“Asher Shareholders”).  The Asher Shareholders acquired beneficial ownership of the Asher Assets acting through ASHER Energy Corporation as their agent, and they became shareholders in the Company upon the Company’s acquisition of the Asher Assets.  Because the Asher Shareholders seek the perceived advantages of being shareholders of a publicly held corporation, the Company is re-registering its common stock by filing this Form 10 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In connection with the Company’s acquisition of the Asher Assets, the Asher Shareholders have become directors and officers of the Company (see Item 5, “Directors and Executive Officers”) and will provide the Company with additional management and technical team members with diverse experience in the oil and gas industry.  The Company intends to comply with the periodic reporting requirements of the Exchange Act for so long as it is subject to those requirements.

Through its acquisition of the Asher Assets, the Company has acquired a 40% leasehold interest in and operatorship of an offshore oil exploration and development block in Nigeria, Oil Prospecting License (OPL) 2012, which has an indefinite lease term.  See Item 3, “Properties”.  In consideration for the asset acquisition, the Company has issued 105,000,000 shares1 of its common stock, or 87.5% of the Company’s total outstanding common stock, to the Asher Shareholders and a related party.  The rights to OPL 2012 acquired by the Company are subject to the Company performing the following obligations: (i) a signature bonus of $12,500,000 payable immediately to the Nigerian government and (ii) a $10,000,000 farm-in fee payable to a local partner.  The Company is in the final stages of securing funding to pay both the signature bonus and the farm-in fee.

  1 For financial accounting purposes, these shares are deemed to have been issued for $53,750, representing the out-of-pocket expenses incurred by the Asher Shareholders in connection with securing the Asher Assets.

Through its wholly-owned subsidiary, ASHER Energy Transactions Services Limited, a Nigerian registered company, the Company will operate and develop OPL 2012 under a joint venture arrangement with two Nigerian local partners, Grasso Nigeria Limited (which owns a 20% interest in OPL 2012) and Sigmund Oilfield Limited (which owns a 40% interest in OPL 2012), and the state-owned Nigerian National Petroleum Corporation (“NNPC”), which manages all oil block concessions in Nigeria to ensure compliance with government regulations.  A percentage of the revenues generated from OPL 2012 will be paid to the Nigerian government as royalties.  The prevailing royalty rate applicable to OPL 2012 is 12%, with a 50% discount for the first five years.

As the technical and financial partner, the Company will be the sole company responsible for the development of OPL 2012, providing financial resources and technical services for the exploration, appraisal, development and production of hydrocarbons (including drilling and mining activities) within OPL 2012 and when OPL 2012 is converted to an Oil Mining License (OML).  To date, part of OPL 2012 is in the exploitation phase; the remainder of the block is still under exploration and development.  Once hydrocarbons are discovered, the first $10,000,000 of revenue generated from the sale of hydrocarbons produced from the property will be paid to Sigmund Oilfield Limited as a “Discovery Bonus”.  The Company will fund 100% of the development costs of OPL 2012, including the signature bonus, farm-in fee, reserve audit report cost, seismic and engineering, drill cost and production, which the Company will recover from future revenue generated from OPL 2012 once the Discovery Bonus and government royalties are paid.  Some of these development costs, such as the reserve audit report cost and the cost of a 2D seismic survey, have already been paid.  The Company’s original estimated total development cost includes the cost of implementing a 3D seismic program of between $10,000,000 and $15,000,000; however, the Company now believes that based on existing vintage 2D seismic data on OPL 2012, there is a chance that a 3D seismic program may not need to be undertaken.  See Item 2, “Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  The Company will be entitled to 60% of the revenue from OPL 2012 (after the Discovery Bonus and government royalties are paid) until it recovers all of its development costs, together with a reasonable rate of interest, after which time its share of revenues (after government royalties are paid) shall be 40%.

OPL 2012 was carved by the Nigerian government in 2007 from a larger oil block OML 137 operated by Addax Petroleum.  Once the signature bonus of $12,500,000 is paid to the Nigerian government, which the Company expects to occur in the near future based on discussions with financial institutions in Nigeria who are finalizing their due diligence process, the Company may be in a position to negotiate with the owner of the adjacent block, Eni Agip Nigeria Limited (“Eni/Agip”), to receive unitization revenue from Eni/Agip.  Unitization refers to the joint, coordinated operation of a petroleum reservoir by all the owners of rights in the separate tracts overlying the reservoir.  Such unitization revenue is subject to approval by the Nigerian government.  50% of any unitization revenue received from Eni/Agip will be payable to Sigmund Oilfield Limited, the co-owner of the OPL 2012 leasehold interest.

See Item 3, “Properties”, for a more detailed description of the OPL 2012 asset.

The Company intends to finance its operations through a combination of debt and equity financing.  See Item 2, “Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The Company’s principal business objectives are to achieve long-term growth potential through its exploitation of the Asher Assets, and to position itself as a leading independent oil exploration and production company and an “operator” of choice in the Gulf of Guinea, one of the world’s most prolific hydrocarbon regions.  Nigeria is the largest oil producer in Africa and contains many small oil fields which have been considered “marginal” by the major multinational oil companies and thus have gone undeveloped.  The market for independent oil producers in Nigeria has grown substantially in recent years.  Not only is the Company’s management team experienced in identifying, negotiating and executing on attractive prospects and managing oil and gas projects, but it also possesses a good understanding of the Nigerian petroleum system and Nigeria’s people, culture, business environment, community and environmental issues.  The Company plans to use cutting edge technologies and experienced oil and gas professionals to exploit, develop and produce oil and gas while maintaining high ethical standards in all facets of its business, including minimizing any negative impact of its operations on local communities and embarking on community development programs in the areas where it has activities.

The Company’s immediate objective is to create value from the production and exploration opportunities in OPL 2012.  In the short term the Company intends to implement a drilling program for OPL 2012, which will entail the hiring of about fifty to one hundred full-time employees.  The Company’s longer term objective is to acquire and exploit prolific oil and gas deposits across the Gulf of Guinea by acquiring additional leaseholds in and operatorships of offshore blocks.  Although the Company intends to build an asset base focused on the Gulf of Guinea (Nigeria, Ghana, Cote d’Ivoire), as an independent oil exploration and production company the Company will seek to acquire oil and gas assets anywhere in the world where management identifies lucrative prospects.

Management intends to purchase a corporate insurance program standard for the Company’s industry with specific coverage against property damage, sabotage and terrorism, general, product and environmental liability, loss of cargo, crime and Directors’ and Officers’ liability.

The Company currently has three employees:  Bayo O. Odunuga, who serves as the Company’s Chief Executive Officer, Patrick O. Okorodudu, who serves as the Company’s General Counsel and Secretary, and Michael C. Hinton, who serves as the Company’s President.  Once this Form 10 becomes effective, Mr. Hinton intends to resign from his positions as President and Director of the Company and Mr. Odunuga will succeed him as President.  Also, Warren H. Anderson, a geologist and engineer with over thirty years of experience in petroleum exploration and drilling operations in West Africa, has agreed to join the Company as its Chief Technical Officer.

Prior history
From 1981 to 1983, the Company was engaged in organizational efforts and raising equity capital.  From 1983 to 1991, the Company was engaged in the business of acquiring, breeding and selling thoroughbreds and quarterhorses.  During this period the Company acquired all of the assets of Equine Enterprises, Inc., a New Mexico corporation engaged in the acquisition, breeding, racing and sale of thoroughbreds and quarterhorses, in exchange for a controlling interest in the Company.

From 1993 to 1994, the Company was engaged in the manufacture and sale of computer hardware and software.

The Company eventually ceased operations in both industries due to continued losses and the inability to meet obligations.  From 1991 to 1993 and from 1994 to 1998 the Company was an inactive shell corporation, undergoing various name changes including Southwestern Environmental Corp. and The Mentor Group International Corporation as management of the Company considered various merger or acquisition candidates.

At a meeting of the shareholders in December 1997, Joseph Dunn and Michael Hinton were elected to the Board of Directors with instructions to reorganize the Company, complete necessary filings required by applicable law, and seek one or more potential businesses to acquire.

Consequently, in August 1998 the Company purchased all of the outstanding shares of common stock of CITA Americas, Inc., a Nevada corporation, from Aviation Industries, Inc., in exchange for certain non-voting convertible preferred stock of the Company.  In connection therewith the Company changed its name to “CITA Biomedical, Inc.”  CITA Americas, Inc., operating as a wholly owned subsidiary of the Company, was engaged primarily in the business of providing the technology, information, and administrative services necessary to the rapid treatment and detoxification of persons addicted to opiate based drugs.  To this end, the Company licensed its proprietary Ultra Rapid Opiate Detoxification (UROD) technology to hospitals for patient treatment.  The Company also established treatment centers with medical facilities for its proprietary Detoxification and NeuroAdaptation (DNA) treatment programs for cocaine and alcohol dependency.  For a period of time the Company ran a website providing on-line products, support and services designed to aid drug addicts and recovering addicts.

During the years 2001 and 2002, the Company was hampered in its efforts to promote its UROD programs and expand its operations due to insufficient working capital, continuing operating losses and inability to make timely payments to certain creditors.  In 2003 all of the collateral pledged by the Company to secure a $300,000 loan, including all the rights in intellectual property and virtually all other personal property of the Company, was sold at a foreclosure sale.  From the foreclosure sale the Company received stock in Hythiam Inc. (“Hythiam”), another company in the drug dependence treatment industry, and had virtually no remaining operating assets.  As part of the foreclosure proceedings the Company was required to change its name as soon as reasonably practicable.  The Company therefore changed its name to Xino Corp. in March 2004.  The Company initially borrowed money using the Hythiam stock as collateral to settle accounts payable of the Company.  The Company subsequently sold the Hythiam stock to settle its remaining debts.

In May 2002 the Company changed its state of incorporation to the State of Delaware to take advantage of that state’s modern and flexible corporation laws.

In 2002 the Company became involved in a lawsuit with certain parties, including a former director of the Company, over monies or stock purportedly owed by Hythiam to the Company.  The lawsuit was finally settled December 15, 2008.

ITEM 1A. RISK FACTORS
We are subject to various risks that may materially harm our business, financial condition and results of operations.  Prospective investors should carefully consider the risks and uncertainties described below and the other information in this Form 10 before deciding to purchase the Company’s common stock.  If any of these risks or uncertainties actually materialize, our business, financial condition or operating results could be materially harmed.  In that case, the trading price of our common stock could decline significantly, and investors could lose all or part of their investment.

The risk factors described below are not the only ones that we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, may also become important factors that affect us.

Risks related to Nigeria’s political and regional environment
Nigeria has experienced internal security issues that have had and could have in the future a negative effect on Nigerian oil production and on us.
Nigeria has experienced internal security issues, primarily due to the activities of Nigeria’s military and militant groups in the southern delta region, within the Gulf of Guinea.  Nigeria’s main militant group, the Movement for the Emancipation of the Niger Delta, or MEND, has been conducting guerilla attacks on crude oil pipelines and other related infrastructure, kidnapping oil workers, and generally disrupting the activities of oil companies with operations in Nigeria for the last three years, reducing crude oil output by more than 20%.  These activities and the violence associated with them have had and may have in the future a negative impact on Nigerian oil production, and could have a material adverse effect on our business and assets.

Companies operating in Nigeria, including us, are subject to prevailing economic conditions and investment climate in Nigeria, which may be less stable than prevailing economic conditions in more developed countries.
Because, at present, all of our operations are located in Nigeria, the market price of our securities may be affected by the prevailing economic conditions in Nigeria.  In the past, economic growth in Nigeria has been negatively affected by political instability, corruption and lower foreign direct investment.

The Nigerian government has exercised and continues to exercise substantial influence over many aspects of the Nigerian economy, and has changed monetary, fiscal, taxation, labor and other policies over time to influence the performance of the Nigerian economy.  We have no control over the extent and timing of government intervention and policies.

If the perception of improved overall security in Nigeria changes or if foreign direct investment declines, the Nigerian economy may face a downturn which could negatively affect our financial condition and results of operation.

Our operations are subject to extensive regulation.
The Nigerian oil and gas industry is subject to extensive regulation and supervision by the Nigerian government in matters including the award of exploration and production blocks, the imposition of specific drilling and exploration obligations, restrictions on production, price controls, capital expenditures and required divestments.  The main supervisory and regulatory petroleum related agencies in Nigeria are the Nigerian Ministry of Petroleum Resources, Nigerian National Petroleum Corporation (“NPC”) and the Department of Petroleum Resources (“DPR”).  All the petroleum in Nigeria is vested in the Nigerian federal government, which has absolute authority to control the resources and only permits their exploitation under license.  The Nigerian government, through the Ministry of Petroleum Resources, allocates acreages or licenses to operators in any areas deemed to have potential for petroleum accumulation.  The allocations are based on a set of criteria that is made known to potential bidders at the time blocks are open for bidding.  The Nigerian government reserves the right to participate in the operations of any block and to determine the type of contractual arrangements between the licensee and the government.

The terms and conditions of the agreements with the Nigerian Ministry of Petroleum Resources under which we explore and produce crude oil generally reflect negotiations with the Ministry of Petroleum Resources and other governmental authorities and may vary by fields and basins discovered.

We are required, as are all oil companies undertaking exploratory and production activities in Nigeria, to pay a percentage of our production to the Nigerian government as royalties.  Royalty rates are as provided in the Petroleum Act, CAP 350 Laws of the Federation of Nigeria 1990, and the prevailing royalty regime applicable to OPL 2012 is 12%.  As a new company, we will benefit from a 50% discount for the first five years.  In the future, the Nigerian government may amend royalty payment levels for our future acquisitions of oil assets and such changes could have a material adverse effect on our financial condition or results of operation.

We are subject to extensive environmental regulations in Nigeria.
Our operations are subject to extensive national, state and local environmental regulations in Nigeria. Environmental rules and regulations cover oil exploration and development activities as well as transportation, refining and production activities.  These regulations establish, among others, quality standards for hydrocarbon products, air emissions, water discharges and waste disposal, environmental standards for abandoned crude oil wells, remedies for soil, water pollution and the general storage, handling, transportation and treatment of hydrocarbons in Nigeria.  As a result of the creation of the Federal Ministry of Environment (“FME”) in 1999 and the enactment of more rigorous laws, such as the Environmental Guidelines and Standards for the Petroleum Industry in Nigeria (EGASPIN) 2002, environmental regulations will substantially impact our operations and business results.  Under the Environmental Impact Assessment Act of 1992, all exploratory project drilling must have an environmental impact assessment approved by the FME and must receive an environmental permit from the local authorities.  As the operator of an Oil Prospecting License (OPL), we are required to prevent the escape of petroleum into any water, well, spring, stream river, lake reservoir, estuary or harbor, and government inspectors may examine our premises to ensure that we comply with the regulations.  The Department of Petroleum Resources also regulates environmental issues by requiring operators in the oil and gas industry to obtain permits for oil-related effluent discharges from point sources and oil-related project development.  Non-compliance with environmental laws may result in fines, restrictions on operations or other sanctions.

We are also subject to state and local environmental regulations issued by the regional environmental authorities, which oversee compliance with each state’s environmental laws and regulations by oil and gas companies. If we fail to comply with any of these national or local environmental regulations we could be subject to administrative and criminal penalties, including warnings, fines and facilities closure orders.

Environmental compliance has become more stringent in Nigeria in recent years and as a result we will be required to allocate a significant percentage of our capital expenditures for compliance with these laws and regulations.  These costs may have a negative impact on the profitability of the projects we intend to undertake or may make them economically unattractive, in turn having a negative impact on our results of operations and financial condition.

We currently operate only in Nigeria.
Because, for the foreseeable future, our oil revenues will be entirely based upon operations in Nigeria, the aforementioned risks unique to Nigeria may adversely affect us more than they would a company operating in several different countries.

Risks related to our business
We are an exploration stage company.
Following our acquisition of the Asher Assets, we are an exploration stage company.  An exploration stage company is one in which substantial efforts are devoted to establishing a new business, but the planned principal business has not commenced, or, has commenced but has not generated significant revenues.  As a result, we have a limited history upon which an evaluation of our prospects and future performance can be made.  Our proposed operations are subject to all business risks associated with new enterprises.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the development of a customer base.  We have not generated revenue since our acquisition of the Asher Assets and are unlikely to become profitable for some time.  It is expected that we will sustain losses in the future.  Management will face the challenge of raising capital as well as building a management team able to execute our plans.  There can be no assurance that these challenges will be met and overcome.

We are dependent on financing.
As a new company with plans for major development activity, we will be reliant upon funding to fully implement our business plans and expand our business.  There can be no assurance that we will be able to obtain the necessary funding on commercially reasonable terms in a timely fashion, especially given the current global economy.  Failure to receive the funding could have a material adverse effect on our business, prospects, and financial condition.

We intend to raise financing in the form of floating rate indebtedness and/or equity to pay the $12,500,000 signature bonus and $10,000,000 farm-in fee for our leasehold interest in Oil Prospecting License (OPL) 2012, and we expect to require further debt and/or equity financing in the amount of $218,000,000 to $262,500,000 to exploit OPL 2012.  Accordingly, if market interest rates (principally LIBOR) rise, our financing expenses could increase which could have an adverse effect on our results of operations and financial condition.  The size of our indebtedness may restrict our growth.  We will need to use a portion of our cash flow to pay principal and interest on such indebtedness, which may delay or even prevent us from pursuing certain new business opportunities.  Some loan agreements may contain restrictive covenants which may impair our operating flexibility.  Failure to meet certain financial covenants could cause us to violate the terms of loan agreements obtained in the future, if any, and thereby result in acceleration of our indebtedness, impair our liquidity and limit our ability to raise additional capital.  Our failure to make required debt payments could result in an acceleration of our indebtedness, and, if unpaid, a judgment in favor of such lender would be senior to the rights of holders of our common stock.  A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, operating results or financial condition and the possible loss of all value in our common stock.

We are dependent on key personnel.
Our success will depend largely on the efforts and abilities of our senior management.  In particular, we are dependent upon our Chief Executive Officer, Bayo O. Odunugu, and our General Counsel and Secretary, Patrick O. Okorodudu, who are responsible for developing our operations and business plans.  The loss of services of senior management could have a substantial adverse effect on us.  The expansion of our business will be largely contingent on our ability to attract and retain highly qualified corporate and operations level management team.  There is no assurance that the Company can find suitable management personnel or will have financial resources to attract or retain such people if found.

Our business will depend substantially on international prices for crude oil and refined products, and prices for these products are volatile.  A sharp decrease in such prices could materially and adversely affect our business prospects and future results of operations.
Crude oil prices have traditionally fluctuated as a result of a variety of factors including, among others, the following:
• Changes in international prices of natural gas and refined products;
• Changes in global and regional demand for and supplies of crude oil, natural gas and refined products;
• Regulatory and tax changes;
• Inventory levels;
• Increase in the cost of capital;
• Adverse economic conditions;
• Development of new technologies;
• Economic and political events, especially in the Middle East and elsewhere with high levels of crude oil production;
• The willingness and ability of the Organization of the Petroleum Exporting Countries or OPEC and its members to set production levels and prices;
• Price and availability of alternative competing fuels;
• Cost of, and disruptions in, shipping bulk oil;
• Weather conditions; and
• Terrorism and global conflict.

We anticipate that our revenues will come from sales of crude oil and natural gas.  A significant and sustained decrease in crude oil prices could have a negative impact on our results of operations and financial condition. In addition, a reduction of international crude oil prices could result in a delay in our capital expenditure plan, in particular delaying exploration and development activities, thereby delaying the incorporation of reserves.

The current global financial crisis and uncertain economic environment have led to lower oil prices that, if sustained, may negatively affect our future cash flow and make it difficult for us to achieve our growth objectives.
The current global financial crisis and uncertain economic environment that worsened in the second half of 2008 have led to a worldwide decrease in demand for oil products.  As a result, prices for oil products have fallen since the middle of 2008, from a high of approximately $137 per barrel (all countries spot price as estimated by the U.S. Energy Information Administration) to a low of approximately $34 per barrel at the beginning of 2009.  Since the beginning of 2009 oil prices have recovered somewhat, currently averaging about $68 per barrel over the first three weeks of September 2009.   If oil prices remain low, we may be required to revise our growth objectives, particularly in light of substantial decreases in the availability of credit in the capital markets.  The global financial and economic situation may also have a negative impact on third parties with whom we do, or may do, business.  Any of these factors may affect our results of operations, financial condition and liquidity.

We do not own any of the crude oil and natural gas reserves in Nigeria.
A guaranteed source of crude oil and natural gas reserves is essential to an oil and gas company's sustained production and generation of income.  As mentioned above, under Nigerian law, the Nigerian government owns all crude oil and natural gas reserves in Nigeria and the concessionaire owns the oil and gas it produces.  We possess the exclusive right to develop our reserves pursuant to concession agreements awarded to our local partners by the Nigerian government and we will own our percentage of the hydrocarbons we produce under the concession agreements, but if the Nigerian government were to restrict or prevent us from exploiting these crude oil and natural gas reserves, our ability to generate income would be adversely affected.

Achieving our long-term growth prospects depends on our ability to execute our strategic plan, in particular discovering additional reserves and successfully developing them, and failure to do so could prevent us from achieving our long-term goals for growth in production.
The ability to achieve our long-term growth objectives depends on discovering or acquiring new reserves as well as successfully developing them by completing long lead-time, capital-intensive projects timely and on budget.  Our exploration activities expose us to the inherent risks of drilling, including the risk that we will not discover commercially productive crude oil or natural gas reserves.  As described below, the costs associated with drilling wells are often uncertain, and numerous factors beyond our control may cause drilling operations to be curtailed, delayed or cancelled.

If we are unable to conduct successful exploration and development activities, or if we do not acquire properties having proved reserves, our level of proved reserves will decline as reserves are extracted.  Failure to secure additional reserves at acceptable costs may impede us from achieving our growth and production targets and may have a negative effect on our results of operations and financial condition.

Our future drilling activities are capital intensive and may not be productive.
Drilling for crude oil and natural gas involves numerous risks, including the risk that we will not encounter commercially productive crude oil or natural gas reservoirs.  The costs of drilling, completing and operating wells are high or uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:
• Unexpected drilling conditions;
• Pressure or irregularities in formations;
• Security problems;
• Equipment failures or accidents;
• Fires, explosions, blow-outs and surface cratering;
• Title problems;
• Other adverse weather conditions; and
• Shortages or delays in the availability or in the delivery of equipment.

Certain of our future drilling activities may not be successful and, if unsuccessful, this failure could reduce the ratio at which we replace our reserves, which could have an adverse effect on our results of operations and financial condition.

Competition from local and foreign crude oil companies may have a negative impact on our ability to gain access to additional crude oil and natural gas reserves in Nigeria and the surrounding region.
NNPC and DPR under the Nigerian Ministry of Petroleum Resources are the key governmental entities responsible for promoting oil and gas investments in Nigeria, establishing reference terms for exploration rounds and assigning exploration blocks to oil and gas companies. Under current regulations, only the holder of a concession or assignee or other accredited contractors can engage in petroleum exploration and production operations in Nigeria.  We will be competing with local and foreign oil companies for additional interests in blocks offered for exploration by the Nigerian government.  Our ability to obtain access to potential production fields also will depend on our ability to evaluate and select potential hydrocarbon-producing fields and to adequately bid for these exploration fields.

We will face similar competition from local market players and international oil companies in Ghana and other parts of the Gulf of Guinea.

If we are unable to adequately compete with foreign and local oil companies, or if we cannot enter into joint ventures with market players with properties where we could potentially find additional reserves, we may be obligated to conduct exploration activities in less attractive blocks and our results of operations and financial condition may be adversely affected.

In addition, many of our competitors are better capitalized than we are and have substantially greater marketing and technological resources, which could give them a significant competitive advantage.  There is the possibility that our competitors could capture a significant share of our intended market with a materially adverse effect on our anticipated financial performance.

We may experience difficulties in recruiting and retaining qualified personnel.
The increase in worldwide activity in the oil and gas sector has resulted in an increase in the demand for qualified industry personnel. Compensation for oil engineers and other experienced industry personnel has risen in recent years making it harder for oil companies with smaller budgets to recruit and retain top talent.  We will need to allocate resources to identifying and recruiting highly qualified personnel for our future drilling and other development activities.  If we are unable to recruit the necessary personnel or if we cannot retain existing personnel, we may not be able to operate adequately or meet our growth plans which could adversely affect our results of operations.

Our operations may be disrupted as a result of external factors.
We will operate in both urban areas and remote and sometimes inhospitable regions.  We are exposed to several risks that may disrupt our activities.  These risks include, among others, adverse weather, fire disasters, explosions, malfunction of pipelines and emission of toxic substances.  As a result of the occurrence of any of the above, our operational activities could be significantly affected or paralyzed. These risks could result in property damage, loss of revenue, cost of human lives, pollution and harm to the environment, among others.  If any of these occur, we may be exposed to economic sanctions, fines or penalties.

Management intends to purchase a corporate insurance program standard for our industry with specific coverage against property damage, sabotage and terrorism, general, product and environmental liability, loss of cargo and crime; however it is uncertain on what terms such insurance will be available to us.  Due to the nature of our business, we are a highly vulnerable company, and could face losses due to risks excluded from or within deductibles of our corporate insurance program.  Some other unexpected or unforeseen factors may affect our ability to continue our normal operations and materially affect our financial position.

Our business will subject us to liability risks.
We intend to produce, transport, refine and market materials with potential toxicity, and purchase, handle and dispose of other potentially toxic materials in the course of our business.  Our operations will also produce byproducts, which may be considered pollutants.  Any of these activities could result in liability, either as a result of an accidental, unlawful discharge or as a result of new conclusions on the effects of our operations on human health or the environment.

Working with joint venture partners decreases our ability to manage risk.
We will conduct many of our operations through joint ventures in which we share control with other parties such as local partners and local government.  Differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major issues.  There is the risk that our partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the project or us.  There is also the risk our partners may be unable to meet their economic or other obligations and we may be required to fulfill those obligations alone.  Our failure to adequately manage the risks associated with working with joint venture partners could have a material adverse effect on our financial condition or results of operations.

We anticipate entering into additional joint ventures with other entities.  There is no assurance that we will undertake such joint ventures or, if undertaken, that such joint ventures will be successful.

Regulation of greenhouse gas emissions could increase our operational costs and reduce demand for our products.
Management expects continued political attention to issues concerning climate change, and the role of human activity in it and potential remediation or mitigation through regulation that could materially affect our operations.

Our financial performance will depend on a number of factors, including, among others, the greenhouse gas emissions reductions required by law, the price and availability of emission allowances and credits, the extent to which we would be entitled to receive emission allowances or need to purchase them in the open market or through auctions and the impact of legislation on our ability to recover the costs incurred through the pricing of our products.  Material cost increases or incentives to conserve or use alternative energy sources could reduce demand for our products.  To the extent these costs are not ultimately reflected in the price of our products, our operating results will be adversely affected.

Compliance with Sarbanes-Oxley Act of 2002.
We will be exposed to significant costs and risks associated with complying with increasingly stringent and complex regulations of corporate governance and disclosure standards imposed on public companies.  Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and stock exchange rules require a growing expenditure of management time and external resources.  In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal controls, and attestations of the effectiveness of our internal controls by our independent registered public accounting firm.  Unless the SEC grants another extension, we will be required to provide our first management review and auditor attestation report in our SEC annual report for the fiscal year ending December 31, 2009.  This process will require us to hire additional personnel and outside advisory services and will result in significant accounting, audit and legal expenses.

Risks related to our common stock
We do not have a recent trading history of common stock.
Our shares of common stock have not been traded publicly since April 30, 2009, which is prior to our acquisition of the Asher Assets and entry into the oil and gas industry.  Prior to April 30, trading in our securities was very limited because we had no operating business for several years.  This filing will not in and of itself provide the basis for a public market.  If and when our common stock is registered for trading in the public market, an active and liquid public market for our common stock may not develop or be sustained.  Illiquid or inactive trading markets generally result in higher price volatility and lower efficiency in the execution of sale and purchase orders in the securities markets.  The market price of our common stock may fluctuate significantly in response to a number of factors, some of which may be beyond our control.  In the event that the trading price of our common stock declines, investors may lose all or part of their investment in our common stock.

We do not intend to pay dividends.
No dividends have been paid on our common stock. We do not anticipate the payment of cash dividends in the foreseeable future.  If our operations become profitable, it is anticipated that, for the foreseeable future, any income received would be devoted to our future operations and that cash dividends would not be paid to our shareholders.

Investors may suffer dilution.
We intend to seek equity financing to fund our future operations and growth.  If we raise additional funds by issuing equity securities, stockholders may experience dilution of their ownership interest (both with respect to the percentage of total securities held, and with respect to the book value of their securities) and such securities may have rights senior to those of the holders of our common stock.

Our common stock is concentrated in the hands of a few owners.
Currently, our officers and directors and their related parties own the vast majority of the Company’s outstanding shares and are able to elect all of the directors and control the Company.  Investors will likely own a minority percentage of our entire voting stock and have minority voting rights.  Investors will not likely have the ability to control either a vote of our shareholders or Board of Directors.  See Item 4, “Security Ownership of Certain Beneficial Owners and Management”.

ITEM 2. FINANCIAL INFORMATION
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Since the Company has had no business operations from 2003 until its recent acquisition of the Asher Assets, and therefore no income from operations, this discussion involves only the plan of operation.

The Company’s Board of Directors has recently taken the decision to enter into the business of owning and operating oil and gas assets by acquiring certain oil related assets.  The Company’s immediate objective is to create value from the production and exploration opportunities in its significant working interest in OPL 2012 by embarking on a work program that will include drilling operations and the hiring of about fifty to one hundred full-time employees.  The Company intends to finance its operations through a combination of debt and equity financing.  In addition, management may decide to farm-out or sell some of the Company’s interest in OPL 2012 to finance the development of the block.  The Company also intends to acquire additional leaseholds in and operatorships of offshore blocks in Nigeria and Ghana.  In the long term, the Company aims to acquire and exploit the prolific oil and gas deposits across the Gulf of Guinea and worldwide.

The Company currently has few capital resources and is unlikely to generate significant revenues for some time.  This raises substantial doubt about the Company’s ability to continue as a going concern.  See Notes to the Company’s Financial Statements in Item 13, “Financial Statements and Supplementary Data”.  Without realization of additional capital, it would be unlikely that the Company could continue as a going concern.  However, management has been in discussions with several financial institutions (i.e. banks, private equity funds, sovereign funds, energy companies and other corporate entities) to procure funding for the development of OPL 2012 through the issuance of debt and/or equity.  Based on these discussions management anticipates obtaining sufficient funding to perform the Company’s obligations related to OPL 2012 over the next year.

Management is in the process of concluding financing arrangements with financial institutions in Nigeria who are finalizing their due diligence and economic modeling for the project.  Management anticipates raising sufficient funds to pay the $12,500,000 signature bonus to the Nigerian government and the $10,000,000 farm-in fee to the Company’s local partner in the near future.

Upon the payment of the signature bonus, the development of OPL 2012 will take place in two phases over a three year period.  In Phase 1 (Year 1), the Company will pursue one of two scenarios.  Scenario 1 involves working jointly with Eni/Agip to develop OPL 2012 through the unitization process, which enables owners of two straddled oil fields to proceed with the development and operation of the field as a single unit, to ensure maximum hydrocarbons recovery with no duplication of costs.  Scenario 2 involves pursuing an international joint venture partnership with Superior Well Drilling LLC and its local Nigerian partner Omega Maritime & Energy Limited (collectively, “Superior”) to drill and complete one vertical well at 4,000 feet.  Superior will provide rigs and drill the well, and Superior will be paid from proceeds of hydrocarbons recovered.  Engineering and environmental work will be done prior to drilling and completing the vertical well.  Such engineering and environmental work will include the casing and design of the well.

In either Scenario 1 or 2, revenue sharing between the Company and Eni/Agip or Superior will be negotiated and agreed by the parties.  Also, neither scenario includes provision for a 3D seismic program, as the Company now believes that, based on technical evaluation of OPL 2012, there is a chance that a 3D seismic survey may not need to be performed given there exists vintage 2D seismic data on OPL 2012.

Scenario 1 is the Company’s preferred option because it is more cost effective.  Production facilities are available in Eni/Agip’s neighboring OML 116, and only require that the lateral well from OML 116 be extended into OPL 2012.  Under Scenario 1, the Company may be able to avoid any further engineering work since all technical data relating to OPL 2012 will be provided from ongoing development and production in OML 116.  However, the Company has not yet obtained Eni/Agip’s agreement to jointly develop OPL 2012.  In the event the Company is unsuccessful in obtaining Eni/Agip’s timely agreement, the Company will proceed with Scenario 2.  An international Joint Venture Agreement (“JV Agreement”) was previously executed by the Asher Shareholders and Superior pursuant to which Superior would execute drilling and operations for oil drilling projects secured by the Company (such as Scenario 2) and be reimbursed for providing such services by the joint venture from crude oil sales.  The Asher Shareholders have assigned their rights in the JV Agreement to the Company.  (See tables below)

YEAR 1 (Project Phase 1) – Authorization For Expenditure (AFE)

SCENARIO 1 (With agreement to unitize with Eni/Agip)
DESCRIPTION	TIME/DATE	AMOUNT	SOURCE
Signature Bonus	Pre-Day 1	$12,500,000	Banks/Pr. Equity funds
Farm-In Fees	Pre-Day 1	$10,000,000	Banks/Pr. Equity funds
Unitization with AGIP (to extend lateral well into OPL 2012)	Day 1-60	$10,000,000	Banks/Pr. Equity funds
Salaries and Operating Expenses	Day 1-365	$3,000,000	Banks/Pr. Equity funds
WORK PROGRAM COSTS	Day 1-365	$35,500,000

SCENARIO 2 (To partner with Superior and drill and complete one vertical well)
DESCRIPTION	TIME/DATE	AMOUNT	SOURCE
Signature Bonus	Pre-Day 1	$12,500,000	Banks/Pr. Equity funds
Farm-In Fees	Pre-Day 1	$10,000,000	Banks/Pr. Equity funds
Engineering & Environmental Work (Casing & Design)	Day 1-60	$4,500,000	Banks/Pr. Equity funds

Drill and Complete One Vertical Well @ 4,000 feet	Day 61-91	$50,000,000	JV Partners and Banks/Pr. Equity funds
Salaries and Operating Expenses	Day 1-365	$3,000,000	Banks/Pr. Equity funds
WORK PROGRAM COSTS	Day 1-365	$80,000,000

The project activities listed above are scheduled to run consecutively.  Upon the payment of the signature bonus, the Company will submit its work program to the Nigerian government agencies responsible for oil exploration and production, Department of Petroleum Resources (DPR) and the Nigerian National Petroleum Corporation (NNPC), who will each have to review the work program and approve it before any exploration or production can commence.  Once the government agencies approve the work program, management will decide on the appropriate scenario to pursue for Phase 1.  Day 1, the official start date of the OPL 2012 development project, will occur as soon as management determines which scenario it will follow.

In Phase 2 (Year 2 and 3), two or three additional wells will be drilled at an estimated total cost of $205,000,000.  (See table below)

YEAR 2 - 3 (Project Phase 2)
DESCRIPTION	TIME/DATE	AMOUNT	SOURCE
Drill and complete 2 Directional Drilling (DD) wells @ 5,000 feet	Day 366 - 1095	$200,000,000	JV Partners & Crude Oil Sale & Pr. Equity funds
Salaries and Operating Expenses	Day 366 - 1095	$5,000,000	Banks/Pr. Equity funds
WORK PROGRAM COSTS	Day 366 - 1095	$205,000,000

Should the Company be unable to fund any of the development costs related to OPL 2012, its local partner Sigmund Oilfield Limited would notify the Company of its non-performance and formally request that the Company perform its agreed obligations.  The Company would be given the opportunity to rectify or cure such fundamental non-performance issues if they are within the Company’s control.  In case of further default, Sigmund Oilfield Limited would have the option to seek to terminate its agreements with the Company and potentially terminate the Company’s interest in OPL 2012.  However, the OPL 2012 agreements were not drafted in such a manner that allows for immediate repercussions or sanctions imposed on the Company in the event the Company is unable to fund any of the development costs.  Rather, the agreements provide for a dispute resolution process and contemplate discussion and negotiation among the parties in the event of the Company’s inability to perform.  For example, although the $12,500,000 signature bonus and $10,000,000 farm-in fee were each deemed payable on May 15, 2009, the Company has suffered no negative consequences from being delinquent in paying these amounts since it has regularly updated Sigmund Oilfield Limited on the status of when payments would be made and Sigmund Oilfield Limited has granted informal extensions of time for the Company to make such payments.

ITEM 3. PROPERTIES
The Company leases office space at 5847 San Felipe Street, 17th Floor, Houston, Texas  77002.  The Company is seeking to lease office space in Nigeria, but has not yet identified an acceptable location.

Currently, all of the Company’s oil assets are located in Nigeria.  Under Nigerian law, the federal government owns all crude oil and natural gas reserves in Nigeria, and the Company has certain rights to explore and produce those reserves in areas awarded by the Nigerian government after public bidding.  The Company holds a 40% leasehold interest in and operatorship of the Nigerian offshore oil block OPL 2012, located in the Niger Delta.  OPL 2012 has an indefinite lease term, and only terminates if after ten years no development is undertaken by the leaseholders on the oil block.

Description of OPL 2012
OPL 2012 is situated within the central portion of the offshore Niger Delta in what is usually referred to as the “nose of the Delta”.  This is an area associated with maximum deltaic progradation and sedimentation, usually evident in the maximum seaward growth of the delta within this region.  The block is situated within the continental shelf, in water depths ranging from sixty meters to one hundred meters.  OPL 2012 was carved out of what used to be OPL 225 (now OML 137) operated by Addax Petroleum.  The block was recently awarded by the Nigerian Department of Petroleum Resources to a consortium led by Grasso Nigeria Limited.  Previous drilling activities in the former block OPL 225 were concentrated in the southern part of the block.  None of the wells drilled into the oil generating window.

In April 2009, the Asher Shareholders commissioned an independent audit on OPL 2012.  Bayphase Limited, a United Kingdom based oil and gas consultancy, performed the study.  The purpose of the study was to categorize and evaluate the “Reserves, Contingent and Prospective” resources within OPL 2012 in accordance with the Petroleum Resources Management System (2007), proposed by the Society of Petroleum Engineers (SPE), American Association of Petroleum Geologists (AAPG), World Petroleum Council (WPC) and the Society of Petroleum Engineers (SPEE) as standardized definitions of petroleum resources and how they are estimated.

The study was performed through a review of seismic data and interpretations and well data reports.  From seismic data and interpretations, there are two major structures in OPL 2012.  One structure in OPL 2012 contains an extension of the producing Agbara field (located in OML 116 and operated by Eni/Agip).  This structure is an “exploitation” development and less risky to develop because of existing production and production facilities in the Agbara field.  Accordingly, the resources associated with this structure have been classified by Bayphase Limited in its audit report as “reserves”.  The second structure is located in the southeast of OPL 2012 (Shokoloko Discovery Extension in OML 137 operated by Addax Petroleum) and is an “exploration” development because there is no production or production facilities nearby, hence it is more risky to develop.  This structure was accordingly categorized by Bayphase Limited as “contingent resources” since there is currently no viable commercial recovery of known accumulation under development in or around this structure.

The Company believes that the presence of at least fifteen commercial oil fields in adjacent blocks indicates that the prospects of recovering oil from OPL 2012 are extremely high.  However, the Company currently has no entitlement to any of these adjacent fields, and the locality of OPL 2012 does not assure that OPL 2012 will experience recoveries similar to its neighboring fields.

As of July 30, 2009 and according to the public disclosures from the respective international oil company and the government regulatory agency responsible for hydrocarbon production in Nigeria (i.e. the Department of Petroleum Resources), three major multi-national oil companies, Shell, Eni/Agip and Addax Petroleum, have had great success around OPL 2012:
➢
To the east:  Addax Petroleum’s OML 126 (Okwori and Nda fields) has produced an estimated 265 million barrels of oil.  Production commenced in March 2005 and averaged 41,250 barrels of oil per day (BOPD) in 2007.  Further east is Eni/Agip’s OML 119 (Okono and Okpono fields) which has produced an estimated 240 million barrels of oil.

➢
To the west:  Eni/Agip’s OML 116 (Agbara field) is reported to have produced 100 to 120 million barrels of oil to date.  Production commenced in 1989, and according to the production log with the Nigerian Department of Petroleum Resources, the average production from OML 116 in 2008 was 7,500 BOPD.

➢	To the north and northeast: Shell’s OML 72 (Kalaeuele field), OML 74 (JK field) and OML 77 (HD field).
➢	To the south: Addax Petroleum’s OML 137 (formerly OPL 225) (Shokoloko field) from which OPL 2012 was carved. (See diagrams 1 and 2)

Diagram 1:  OPL 2012

Diagram 2:  Addax Petroleum OML 137 and 126 fields

Source:  Addax Petroleum
http://www.addaxpetroleum.com/operations/nigeria/license_areas_overview/offshore_license_areas/oml126-137

Agbara field in nearby Eni/Agip’s OML 116 (formerly OPL 472) has been found to extend significantly into block OPL 2012.  OML 116 is currently producing from the Agbara field and OPL 2012.  About 30% of OML 116’s original proven reserves of between 100 and 200 million barrels of oil as at 1988 extend into OPL 2012.  The Company intends to pursue the unitization of Agbara field hydrocarbon production with ENI/Agip.  One major structure on OPL 2012 that could be a potential prospect for hydrocarbon accumulations is of close proximity to OML 116.  (See diagram 3)

Diagram 3:  ENI/AGIP OML 116 and ASHERXINO OPL 2012

OML 116 – AGBARA
Agbara Deep Dir WELL – Level PQ – Depth Map                        OPL 2012         Datum: mean sea level C.I.: 10m

AGBARA DEEP DIR
A-1
A-6
A-8
A-17
3390
3380
3370
3360
3330
3320
3310
3300
3290
3280
3270
3260
3250
3240
3190
3180

Source:  ENI Exploration and Production division

There is currently no 3D seismic acquisition on OPL 2012.  However, about 1400 kilometers of 2D seismic data exist in the block.  These seismic data show good reflection quality down to five seconds of two way travel time, or down to depths of about 4,000 to 5,000 feet.  Sedimentary packages typical of the paralic and marine paralic Agbada formation can be seen down to the equivalent depths.

Although geologic structure alone is insufficient for hydrocarbon deposits, seismic structural review also shows the OPL 2012 block to be dissected by several synthetic and antithetic faults, some of which are associated with structural closures that could be potential prospects for hydrocarbon accumulations.  A major structure building fault close to Addax Petroleum's OML 137 and OML 126 has been identified.  It proceeds from Addax Petroleum’s OML 119 (formerly OPL 90), cuts into the southeastern portion of the OPL 2012 block, and proceeds through the block into Shell’s OML 74 (another producing block) in the northwest end of the OPL 2012 block.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the date of this Form 10, the Company had outstanding 120,000,000 shares of common stock and 0 shares of preferred stock.

The following table contains certain information as of the date of this Form 10 as to the number of shares of common stock of the Company beneficially owned by each person who holds of record, or is known by management of the Company to own beneficially, more than 5% of the common stock outstanding, and by all directors and officers of the Company individually and as a group.  Except as noted below, to the knowledge of management, each person named in the table has sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by such person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Bayo O. Odunuga 3102 Commonwealth Way Alpharetta, Georgia 30004	37,500,000	31.3%
Common Stock	Patrick O. Okorodudu 10314 Sedgehill Drive Indianapolis, Indiana 46239	37,500,000	31.3%
Common Stock	Michael C. Hinton 3355 North Academy Boulevard Colorado Springs, Colorado 80917	6,400,331	5.3%
Common Stock	Asher MHG Foundation1 10314 Sedgehill Drive Indianapolis, Indiana 46239	30,000,000	25.0%
Common Stock	All Directors and Officers as a group (three persons)	81,400,331	67.8%

1.
Patrick Okorodudu, the Company’s Secretary and Director, is the Chief Executive Officer of Asher MHG Foundation.  Bayo Odunuga, the Company’s Chief Executive Officer and Director, is a Director of Asher MHG Foundation.  Messrs. Okorodudu and Odunuga disclaim beneficial ownership of shares held by Asher MHG Foundation.

The Company knows of no arrangement, including the pledge by any person of securities of the Company, which may at a subsequent date result in a change of control of the Company.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS
Name	Age	Position
Bayo O. Odunuga	42	Chief Executive Officer, Director

Patrick O. Okorodudu	43	Secretary/General Counsel, Director

Michael C. Hinton	64	President, Director

Officers of the Company serve at the will of the Board of Directors.  Presently the Company has no employment contracts with any of its officers.

Brief biographies of the officers and directors of the Company are set forth below.  Each director holds office until the next annual meeting or until his death, resignation, retirement, removal, disqualification or until a successor has been elected and qualified.  Vacancies in the existing board are filled by a majority of the remaining directors.

Bayo O. Odunuga became Chief Executive Officer of the Company and joined its Board of Directors upon the Company’s acquisition of the Asher Assets.  Mr. Odunuga has more than nineteen years of experience as an energy advisor, management consultant and project manager with Price Waterhouse Coopers and EDS Corporation.  He has extensive experience advising oil companies in field acquisition and development.  He is a co-founder and former President and Chief Executive Officer of Rosegate Synergistic, Inc., a management consulting company, from July 2001 to December 2006.  He was President of Apex Star Energy Corporation from January to August 2007.  Since 2007, Mr. Odunuga, together with Patrick Okorodudu, has worked on the acquisition of the Asher Assets and related activities such as negotiating contracts with the Nigerian government and local Nigerian partners to obtain the rights to OPL 2012, performing due diligence on OPL 2012, commissioning an independent audit and arranging a 2D seismic study on OPL 2012.

Patrick O. Okorodudu became Secretary and General Counsel of the Company and joined its Board of Directors upon the Company’s acquisition of the Asher Assets.  Mr. Okorodudu has over twenty years of experience as an attorney and consultant to local and international oil and gas companies in Africa and other international business entities.  In 2001 he founded a company called Patina Group Inc., which specializes in executing oil and gas service contracts for West African exploration and production companies and provides legal and business development services for North American exploration and production companies seeking to do business in Western Africa.  As President of Patina Group, Mr. Okorodudu's business tasks have included development of independent energy power and agro-allied sector development projects in emerging market economies.  He has consulted with state governments in Nigeria on the establishment of city and rural gas-powered electricity projects; he has also assisted private refinery owners in the financing and construction of 60,000-100,000 bpd (barrels per day) capacity refineries.  Patina Group has collaborated with local and international oil companies to form joint venture companies to embark on Directional Drilling projects, sub-sea development work, and oil and gas financing.  Since 2007, Mr. Okorodudu, together with Bayo Odunuga, has worked on the acquisition of the Asher Assets and related activities such as negotiating contracts with the Nigerian government and local Nigerian partners to obtain the rights to OPL 2012, performing due diligence on OPL 2012, commissioning an independent audit and arranging a 2D seismic study on OPL 2012.  Mr. Okorodudu is an associate member of the American Bar Association and the American Academy of Legal Studies in Business.  He serves on the boards of several agro-allied and energy companies.   Since 2003, Mr. Okorodudu has been teaching Business Law, Leadership and Ethics courses for several U.S. universities while taking time to complete doctoral studies in corporate governance law.

Michael C. Hinton has been an officer and director of the Company since December 15, 1997, holding the office of Secretary from 1997 to 2003 and the office of President from 2003 until the present.  Since 1990, he has been engaged in managing his own investments and is the sole owner of Multimarket Americas Export Corp. which is engaged in exporting telephone and construction equipment and the import of food products. Mr. Hinton received a bachelor's degree in economics from Colorado State University.

Once this Form 10 becomes effective, Mr. Hinton intends to resign from his positions as President and Director of the Company and Mr. Odunuga will succeed him as President.  Warren H. Anderson, a geologist and engineer with over thirty years of experience in petroleum exploration and drilling operations in West Africa, has agreed to join the Company as its Chief Technical Officer.  The Company also intends to expand its Board of Directors to include Chris K. Wilmot and Jimmy G. Delano, both of whom have agreed to join the Company’s Board of Directors.  Mr. Wilmot has held several executive management positions with major oil companies including Atlantic Richfield Company (ARCO) and has worked on business development initiatives in various African countries.  Mr. Delano is a certified accountant with more than twenty-five years of international business experience, a substantial portion of which was in Africa.

ITEM 6. EXECUTIVE COMPENSATION
None of the current officers or directors has received any compensation or remuneration from the Company for serving in these positions in the last two fiscal years of the Company.

Future salaries of the officers and directors will be set by the Board of Directors depending upon the financial condition of the Company and market rates for small to medium sized energy companies, and may include bonuses, health insurance and other compensation as the Board of Directors may award.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Michael Hinton, the President and a shareholder of the Company, provided the Company with working capital advances in 2007 which were repaid by the Company in 2008.  In 2008 the Company repaid Mr. Hinton the amount of $30,263 for prior working capital advances, which represented an overpayment on the loan from Mr. Hinton to the Company due to an oversight.  Mr. Hinton was therefore indebted to the Company in the amount of $10,664 at December 31, 2008 due to such oversight, which was subsequently corrected in 2009.  During the six months ended June 30, 2009, Mr. Hinton advanced the Company a total of $17,900.  The Company did not repay Mr. Hinton any amount during this period and the amount owed by the Company to Mr. Hinton at June 30, 2009 totaled $16,323 (including $9,087 of Hythiam stock owed by the Company to Mr. Hinton).  On July 1, 2009, Mr. Hinton released the Company for $9,087 of this obligation.

There are currently no independent directors on the Board of Directors, although the Company anticipates that the Board of Directors will be expanded and two independent directors will join the Board of Directors following the effectiveness  of this Form 10, as described in Item 5, “Directors and Executive Officers”.

ITEM 8. LEGAL PROCEEDINGS
Presently, there are no material pending legal proceedings to which the Company is a party, and no such proceedings are known to the Company to be threatened or contemplated against it.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
The Company's common stock was previously listed for quotation in the Electronic Bulletin Board owned and maintained by NASDAQ, trading under the symbol "DTOX".

However, as of April 30, 2009, the registration of the Company’s common stock under the Securities Exchange Act of 1934 was revoked, and there is currently no established public trading market for the Company’s Common Stock.  There has been no active trading market for the Company’s common stock for at least five years.

The approximate number of record holders of the Company’s common stock as of the date of this Form 10 is 2656.

Holders of common stock of the Company are entitled to receive such dividends as may be declared by the Company's Board of Directors. No dividends on the Company’s common stock have been paid by the Company to date nor does the Company anticipate that dividends will be paid in the foreseeable future.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES
In consideration for the Company’s acquisition of the Asher Assets on June 30, 2009, the Company issued 105,000,000 shares of its common stock to the Asher Shareholders and a related party.  See Item 1, “Business”.  Such issuance of common stock was exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 506 of Regulation D thereunder.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
The Company’s authorized capital consists of 300,000,000 shares of common stock, with a par value of $0.01.

Shareholders have pro rata rights to such dividends, if any, as may be declared by the Company’s Board of Directors out of legally available funds.   In the event of liquidation, dissolution or winding up of the Company, shareholders will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of the Company’s debts and other liabilities.  There are no preemption, redemption or conversion rights.

Shareholders are entitled to one vote for each share on all matters voted upon by the shareholders, including the election of directors.

No personal liability attaches to shareholders by reason of the ownership of such shares.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Company’s Certificate of Incorporation provides that its directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the Delaware General Corporate Law (“DGCL”), however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

The Company may enter into agreements to indemnify its directors and officers in addition to the indemnification provided for in its Certificate of Incorporation. Such agreements, among other things, would indemnify the Company’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the Company’s rights, on account of services as the Company’s director or officer, or as a director or officer of any other company or enterprise to which the person provides services at the Company’s request.

The Company intends to obtain directors and officers’ liability insurance providing coverage for its directors and officers.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The financial information beginning on page F-1 hereof is provided in accordance with the requirements of Article 8 of Regulation S-X and Item 302 of Regulation S-K.

[Balance of Page Intentionally Left Blank]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
AsherXino Corporation (Formerly CITA Biomedical, Inc.)

We have audited the accompanying balance sheets of AsherXino Corporation (formerly CITA Biomedical, Inc.) as of December 31, 2008 and 2007 and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the two years in the two-year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AsherXino Corporation at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the two-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 1 to the financial statements, in 2008 AsherXino Corporation reorganized as a public shell company.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company had an accumulated deficit at December 31, 2008 and 2007, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters also are described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado
May 14, 2009, except for Note 8 – Subsequent Events – Common Stock Split, which is June 19, 2009

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
Balance Sheets

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$ 3,752	$ 134
Property and equipment, net (Note 5)	2,306	3,776
Due from related party (Note 2)	10,664	—
Investment in trading securities, marked-to-market (Note 4)	17,394	281,895

Total Assets	$ 34,116	$ 285,805

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accrued liabilities	$ 9,087	$ 19,520
Due to Broker-dealer (Note 4)	—	83,778
Indebtedness to related party (Note 2)	—	19,599
Note payable to related parties (Note 1)	—	171,000
Total current liabilities	9,087	293,897
Contingency (Note 7)	—	—
Shareholders’ equity (deficit) (Note 8):
Common stock , $0.01 par value. Authorized 300,000,000 shares, issued and outstanding 9,876,750 and 9,876,750 shares, respectively	98,768	98,768
Additional paid-in capital	9,346,848	9,346,848
Accumulated deficit	(9,420,587)	(9,453,708)

Total shareholders' equity (deficit)	25,029	(8,092)

Total liabilities and shareholders' equity	$ 34,116	$ 285,805

See accompanying notes to financial statements.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
Statements of Operations

	Years Ended December 31,
	2008	2007
General and administrative expenses:
Telephone	$ 2,041	$ 2,298
License permits	1,255	883
Legal	100	28,223
Other	28,058	17,214
	31,454	48,619

Loss before nonoperating income and expense, interest expense and income taxes	(31,454)	(48,619)

Net realized loss from sale of trading securities (Note 4)	(51,304)	(1,024,023)
Net unrealized holding loss on trading securities (Note 4)	(54,102)	(474,780)
Gain on settlement of lawsuit with related party (Note 1)	171,000	—
Other nonoperating income	22	2,788
Nonoperating expense	(60)	—
Gain on realization of contingent asset (Note 4)	—	379,950
Interest expense	(981)	(55,156)

Income (Loss) before income taxes	33,121	(1,219,839)

Income tax provision (Note 6)	—	—

Net income (loss)	$ 33,121	$ (1,219,839)

Basic and diluted gain (loss) per share	$ 0.00	$ (0.12)

Weighted average common shares outstanding	9,876,750	9,876,750

See accompanying notes to financial statements.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
Statement of Changes in Shareholders’ Equity (Deficit)

	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at December 31, 2006	9,876,750	$ 98,768	$9,346,848	$ (8,233,869)	$ 1,211,747

Net loss	—	—	—	(1,219,839)	(1,219,839)

Balance at December 31, 2007	9,876,750	98,768	$9,346,848	(9,453,708)	(8,092)

Net income	—	—	—	33,121	33,121

Balance at December 31, 2008	9,876,750	$ 98,768	$ 9,346,848	$ (9,420,587)	$ 25,029

See accompanying notes to financial statements.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
Statements of Cash Flows

	Years Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$ 33,121	$ (1,219,839)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization Unrealized (gain) loss on trading securities	1,470 54,102	1,470 474,780
Gain on settlement of lawsuit (Note 1)	(171,000)	—
Increase/decrease in:
Due to/from related party (Note 2)	(30,263)	19,599
Investment in trading securities	210,399	1,553,325
Accounts payable	—	(1,679)
Due to Broker-dealer (Note 4)	(83,778)	(596,337)
Accrued expenses	(10,433)	(234,579)
Net cash provided by (used in) operating activities	3,618	(3,260)

Net change in cash and cash equivalents	3,618	(3,260)

Cash and cash equivalents:
Beginning of period	134	3,394
End of period	$ 3,752	$ 134

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$ —	$ —
Interest	$ 981	$ 55,156

See accompanying notes to financial statements.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
Notes to Financial Statements

Note 1 - Historical Business Operations and Significant Accounting Policies

Historical Business Operations
First business operation- breeding and selling thoroughbreds
AsherXino Corporation (formerly CITA Biomedical, Inc.) (the "Company") was incorporated in Colorado on June 9, 1981, under the name "Blue Grass Breeders, Inc." The Company was originally formed for the purpose of engaging in the business of acquiring, breeding, racing and selling thoroughbred horses. The Company completed an initial public offering of its $.0l par value common shares in February 1983, receiving net proceeds of approximately $2,134,000. From 1983 to 1991, the Company engaged in the business of breeding and selling horses. The business proved unprofitable and in 1991, the Company abandoned the business of breeding and selling horses.

Second business operation- computers
The Company lay dormant from 1991 through 1993.  From October 1993 through December 1994, the Company was engaged in the manufacture and sale of computer hardware and software.  The Company ceased operations due to continued losses and the inability to meet obligations.  The Company then lay dormant again from 1994 through 1997.

Third business operation- opiate detoxification
On August 12, 1998, the Company reorganized under new management and purchased 100 percent of the outstanding capital stock of CITA Americas, Inc. (a Nevada corporation) from Aviation Industries, Inc. for 1,000 Shares of the Company's Series A Convertible Preferred Stock. Through its subsidiary,  the Company commenced to provide the technology, information, and administrative services necessary to the treatment and rapid detoxification of persons addicted to opiate based drugs whether natural or synthetic (i.e., Methadone, Heroin, Codeine, Demerol, and Percocet).  The Company's main product offering was a process known as “UROD(R)” which stands for Ultra Rapid Opiate Detoxification. This procedure was applied to detoxification from heroin, methadone and other opiate-based drugs, including pharmaceuticals, to addicted individuals. However, due to a failure to penetrate key markets and chronic undercapitalization, the Company ran out of cash in June 2003 and ceased operations.  Concurrently, management stopped periodic reporting to shareholders.

Third corporate reorganization
Prior to closing its doors in June 2003, the Company borrowed $300,000 from Hythiam Inc. (“Hythiam”) assigning the rights to its UROD(R) process to Hythiam as collateral.  According to the terms of the transaction, the Company was to receive an equity interest in any successor entity that employed the UROD(R) process, should the Company default on its obligation to Hythiam.  In 2003, the Company defaulted on its obligation to Hythiam.  From 2004 to 2008, the Company received 310,000 shares of Hythiam common stock.

Using proceeds from sales of its shares of Hythiam’s stock, the Company reorganized for a third time. Management worked out certain obligations with vendors and lenders during 2005 and 2006 for cash. The Company defended itself against suits filed in Kentucky and Los Angeles County by certain disgruntled former directors and shareholders (the “Plaintiffs”).  The Kentucky Court dismissed the Kentucky suit in 2006.  The Los Angeles County Superior Court ruled that certain claims made by Plaintiffs were invalid.  In 2008, the Company reached an out-of-court settlement with the Plaintiffs on the remaining claims and recorded a gain of $171,000 in the process.

In total, the Company extinguished $171,000 in obligations through creditor settlements, debt forgiveness by officers and directors, Court and out-of-court settlements and the expiration of the statute of limitations during 2008 and 2007.

As a result of this second reorganization, the Company emerged as a “shell” company in 2008.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
Notes to Financial Statements

Use of Estimates
The Company’s significant estimates include the securities fair value adjustment (available-for-sale), accounts payable and accrued expenses. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the Company believes that such estimates are fair when considered in conjunction with the financial statements taken as a whole, the actual amounts of such estimates, when known, will vary from these estimates. If actual results significantly differ from the Company’s estimates, the Company’s financial condition and results of operations could be materially impacted.

Fair Value of Financial Instruments
The carrying amounts reported in the balance sheet for cash, accounts payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments. The fair value of the Company’s trading securities at December 31, 2008 was based on quoted market prices.

Cash and Cash Equivalents and Marketable Securities
The Company's securities investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in earnings.

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents and those with maturities greater than three months are considered marketable securities.

Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Equipment is depreciated over 3 years. The Company performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets
In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Earnings or Loss per Share
The Company computes earnings per share in accordance with the provisions of SFAS No. 128, Earnings per share, which establishes standards for computing and presenting basic and diluted earnings per share.  Basic earnings per share are computed by dividing net earnings available to common shareholders by the weighted average number of shares outstanding during the period.  Diluted earnings per share are computed assuming the exercise of stock options under the treasury stock method and the related income taxes effects, if not anti-dilutive.  For loss periods, common share equivalents are excluded from the calculation, as their effect would be anti-dilutive.

Revenue Recognition
We recognize revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition" and related interpretations. Revenue is recognized when the services have been rendered, the products have been delivered and collection is reasonably assured.

Income Taxes
The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".  Under this method,  deferred income tax assets and liabilities are determined based on differences  between the financial reporting and tax basis of assets and  liabilities  and are measured using the enacted tax rates and laws  that will be in effect  when the  differences  are  expected  to reverse.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
Notes to Financial Statements

Recent Accounting Pronouncements
In December 2007, the FASB issued FAS No. 141(R) “Applying the Acquisition Method”, which is effective for fiscal years beginning after December 15, 2008.  This statement retains the fundamental requirements in FAS 141 that the acquisition method be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141(R) broadens the scope of FAS 141 by requiring application of the purchase method of accounting to transactions in which one entity establishes control over another entity without necessarily transferring consideration, even if the acquirer has not acquired 100% of its target.  Among other changes, FAS 141(R) applies the concept of fair value and “more likely than not” criteria to accounting for contingent consideration, and preacquisition contingencies.  As a result of implementing the new standard, since transaction costs would not be an element of fair value of the target, they will not be considered part of the fair value of the acquirer’s interest and will be expensed as incurred. The Company does not expect that the impact of this standard will have a significant effect on its financial condition and results of operations.

In December 2007, the FASB also issued FAS No. 160, “Accounting for Noncontrolling Interests”, which is effective for fiscal years beginning after December 15, 2008.  This statement clarifies the classification of noncontrolling interests in the consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and the holders of non-controlling interests.  The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results of operations, cash flows or disclosures.

In February 2007, the FASB issued FAS No. 159, “Fair Value Option” which provides companies an irrevocable option to report selected financial assets and liabilities at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective for entities as of the beginning of the first fiscal year that begins after November 15, 2007.  The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results of operations, cash flows or disclosures.

In September 2006, the Financial Accounting Standards Board (FASB) issued FAS No. 157, “Fair Value Measurements” (“FAS 157”), which establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements.  FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results of operations, cash flows or disclosures.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP EITF 03-6-1). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore necessitate inclusion in the computation of earnings per share under the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and earlier adoption is not permitted. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

Note 2 - Related Party Transactions
The President of the Company provided the Company with working capital advances, from time to time, during the years ended December 31, 2008 and 2007.  During the year ended December 31, 2008, the President of the Company advanced the Company $0.  During the same period, the Company repaid the President of the Company $30,263.  The President of the Company was indebted to the Company in the amount of $10,664 at December 31, 2008.

During the year ended December 31, 2007, the President of the Company advanced the Company $74,679.  During the same period, the Company repaid the President of the Company $55,080.  The Company was indebted to the President in the amount of $19,599 at December 31, 2007.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
Notes to Financial Statements

On July 17, 2002, the Board of Directors of the Company authorized the payment of 15 percent of all shares received from Hythiam to the President as compensation for his services.  During the years ended December 31, 2008 and 2007, the President of the Company received 6,500 and 30,000 shares of Hythiam common stock.  The shares were valued at $19,045 and $277,200 at the time of receipt, based on the quoted market price of the Hythiam stock.

Note 3 - Going Concern
As reflected in the accompanying financial statements, the Company had an accumulated deficit of approximately $9,420,600 at December 31, 2008, which raises substantial doubt about the Company's ability to continue as a going concern.

Management plans to continue to raise funds through the sale of Hythiam common stock until such time as all shares are sold.   In addition, certain officers and directors plan to fund the Company’s operations until a successful merger or acquisition is consummated.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to generate profits through a merger or acquisition.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  Management believes that the actions presently being taken to implement its new business plan and generate profits provide the opportunity for the Company to continue as a going concern.

Note 4 - Investments
The Company acquired a total of 310,000 shares of Hythiam common stock during 2005 through 2008 in connection with a financing arrangment entered into in 2002. Hythiam is a public company whose shares are quoted on the OTCBB.  The Company acquired the shares of Hythiam common stock to sell in the near term to generate income to fund its corporate reorganization and for legal costs with respect to the aforementioned shareholder suit.  Management did not intend to hold the shares of Hythiam common stock for investment purposes, and accordingly, classified the shares as “trading securities” for all periods presented.  Because of such classification, unrealized gains and losses were recorded in operations.  The Company reflected the receipt of the shares as a contingent asset in the acccompanying financial statements.

Investment Account
The investment in Hythiam common stock is summarized at December 31, 2008 and 2007, as follows:

	Gross Unrealized*			Fair Value at December 31, 2008
2008
	Gain	Loss	Net
Hythiam Common Stock	$ 42,406	$ 96,508	$ (54,102)	17,394

Gross Realized*
	Gain	Loss	Net
Hythiam Common Stock	$ 186	$ 51,490	$ (51,304)

	Gross Unrealized*			Fair Value at December 31, 2007
2007
	Gain	Loss	Net
Hythiam Common Stock	$ 24,905	$ 499,685	$ (474,780)	281,895

Gross Realized*
	Gain	Loss	Net
Hythiam Common Stock	$ -	$ 1,024,023	$ (1,024,023)

*Gains and losses (realized and unrealized) are determined on the basis of the quoted market price on the balance sheet date.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
Notes to Financial Statements

Results of operations for the years ended December 31, 2008 and 2007 follow:
	2008	2007
Sale proceeds	$ 141,567	$ 674,196
Gross realized losses	$ 51,490	$ 1,024,023
Gross realized gains	$ 186	$ —

Margin Account
The Company borrowed $30,018 on margin from its broker-dealer and repaid $113,796 to its broker-dealer during 2008.  The Company was indebted to the broker-dealer in the amount of $-0- as of December 31, 2008.

The Company borrowed $147,859 on margin and repaid $744,196 during 2007.  The Company was indebted to the broker-dealer in the amount of $83,778 as of December 31, 2007.

Interest expense paid to the broker-dealer totaled $871 and $55,129 in 2008 and 2007, respectively.

Average interest rates for 2008 and 2007 were 10.5 percent and 9.0 percent, respectively.  The interest rate was 9.75 percent and 9.3 percent at December 31, 2008 and 2007, respectively.

Note 5 - Property and Equipment
Property and equipment consisted of the following at December 31, 2008 and 2007:

	2008	2007
Equipment	$ 7,348	$ 7,348
Less accumulated depreciation	(5,042)	(3,572)
	$ 2,306	$ 3,776

Depreciation expense was $1,470 and $1,470 for the years ended December 31, 2008 and 2007, respectively.

Note 6 - Income Taxes
As of December 31, 2008, the Company had approximately $9,421,000 of U.S. federal and state net operating loss carryforwards available to offset future taxable income, which begin expiring in 2026, if not utilized.  Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 2008.

The reconciliation of income tax provision at the statutory rate to the reported income tax expense is as follows:

	December 31,
	2008	2007
US statutory federal rate	34.00%	30.49%
State income tax rate	3.06%	3.22%

Net operating loss for which no tax benefit is currently available	-37.06%	-33.71%
	0.00%	0.00%

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
Notes to Financial Statements

The valuation allowance is evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized.  At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

The Company has no positions for which it is reasonable that the total amounts of unrecognized tax benefits at December 31, 2008 will significantly increase or decrease within 12 months.

Note 7 - Commitments and Contingencies

Unasserted Claim
In November 2001, the Company and Alternative Products, Inc. (“ATP”) entered into preliminary discussions regarding a purchase by the Company of all of the outstanding shares of ATP.  No agreement was ever finalized and the Company received a letter of notification from ATP terminating any agreement between them.  Management believes that no such agreement ever existed. From time to time thereafter, John Bancroft (either individually or as President of ATP) has claimed that the Company owes either him or ATP various amounts including Five Million Dollars ($5,000,000) in Class B Preferred Stock, One Million Dollars ($1,000,000) in Common Stock and payments of Three Hundred Fifty-Six Thousand Dollars ($356,000) under purported employment and employment related agreements.  Management believes that no such agreements exist or ever existed and that the claims by Bancroft and/or ATP are wholly without merit.  Counsel has advised management, in the event litigation should be brought on this claim, that the Company would have a number of meritorious defenses, including but not limited to statute of limitations, the absence of any agreement binding upon the Company and the aforementioned termination of any such agreement.

Note 8 – Subsequent Events

Authorization of Common Stock and Elimination of Authorized Preferred Stock
On March 27, 2009, the Company’s Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 250,000,000 to 300,000,000, $0.01 par value, and to eliminate the Company’s authorized preferred stock.

Common Stock Split
On June 19, 2009, the Company’s Certificate of Incorporation was amended to authorize a 1.5 for 1 stock split, which has been retroactively applied for all periods presented.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
(An Exploration Stage Company)
Consolidated Balance Sheets

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$ 24	$ 3,752
Property and equipment, net	1,781	2,306
Due from related party	—	10,664
Oil and gas asset	53,750	—
Investment in trading securities, marked-to-market	—	17,394
Total assets	$ 55,555	$ 34,116

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accrued liabilities	$ 114,175	$ 9,087
Indebtedness to related party	16,323	—
Total current liabilities	130,498	9,087

Shareholders’ equity (deficit):
Common stock, $0.01 par value. Authorized 300,000,000 shares, issued and outstanding 120,000,000 and 9,876,750 shares, respectively	1,200,000	98,768
Additional paid-in capital	8,312,013	9,346,848
Accumulated deficit	(9,586,956)	(9,420,587)

Total shareholders' equity (deficit)	(74,943)	25,029

Total liabilities and shareholders' equity	$ 55,555	$ 34,116

See accompanying notes to financial statements.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Operations

	Six months ended June 30,		Cumulative Period from January 1, 2009 through June 30, 2009
	2009	2008

General and administrative expenses:
Telephone	$ 918	$ 976	$ 918
License permits	1,141	937	1,141
Legal	104,851	—	104,851
Other	57,468	6,756	57,468

Total general and administrative expenses	164,378	8,669	164,378

Loss from operation	(164,378)	(8,669)	(164,378)

Net realized loss from sale of trading securities	(1,958)	(185,792)	(1,958)
Net unrealized holding loss on trading securities	—	(19,380)	—
Interest expense	(33)	(935)	(33)

Loss before income taxes	$ (166,369)	$ (214,776)	$ (166,369)

Income tax provision	—	—	—

Net loss	$ (166,369)	$ (214,776)	$ (166,369)

Basic and diluted loss per share	$ 0.00	$ (0.02)
Weighted average common shares outstanding:
Basic and diluted	117,989,528	9,876,750

See accompanying notes to financial statements.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Cash Flows

	Six months ended June 30,		Cumulative Period from January 1, 2009 through June 30, 2009
	2009	2008
Cash flows from operating activities:
Net income (loss)	$ (166,369)	$ (214,776)	$ (166,369)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	525	—	525
Proceeds from sale of investments	15,436	—	15,436
Unrealized loss on trading securities	—	19,380	—
Realized loss on sale of securities	1,958	—	1,958
Common stock issued for services	12,647	—	12,647
Increase/decrease in:
Investment in trading securities	—	281,895	—
Accounts payable	114,175	(38,268)	114,175
Indebtedness to related party	17,900	(43,987)	17,900
Net cash used in operating activities	(3,728)	4,244	(3,728)

Cash and cash equivalents:
Beginning of year	3,752	134	3,752
End of year	$ 24	$ 4,378	$ 24

Cash paid during the year for:
Income taxes	$ —	$ —	—
Interest	$ 935	$ —	$ 935

Supplemental disclosure of cash flow information:
Shares issued for oil and gas asset	$ 53,750	$ —

See accompanying notes to financial statements.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

Note 1 - Historical Business Operations and Significant Accounting Policies

Basis of Presentation
The accompanying unaudited interim financial statements of AsherXino Corporation (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Financial Statements found elsewhere in this Form 10. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended December 31, 2008, as reported elsewhere in this Form 10, have been omitted.

Exploration Stage
During the first quarter of 2009 the Company engaged in serious discussions with owners of certain oil and gas assets, and preliminary discussions with various entities regarding potential debt and equity financing to support the exploitation of any assets to be acquired.   These discussions ultimately led to the Company’s acquisition of a 40% leasehold interest in and operatorship of an offshore oil exploration and development block in Nigeria, Oil Prospecting License (OPL) 2012, which acquisition was effective June 30, 2009.  Management has determined, therefore, that in early 2009 when such discussions began in earnest, the Company entered the exploration stage and, for this reason, the accompanying interim financial statements set forth cumulative financial information for the period elapsed since the inception of this new exploration stage, which we deem to have occurred on or about January 1, 2009.

Recent Accounting Pronouncements
We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Note 2 - Related Party Transactions
During the six months ended June 30, 2009, the President of the Company advanced the Company a total of $17,900.  The Company did not repay the President any amount during this period and the amount owed by the Company to the President at June 30, 2009 totaled $16,323.  On July 1, 2009, the President released the Company for $9,087 of this obligation.

Note 3 - Going Concern
As reflected in the accompanying consolidated financial statements, we had a working capital deficit of $130,474 and an accumulated deficit of approximately $9,586,956 at June 30, 2009, which raise substantial doubt about the Company's ability to continue as a going concern.  Management plans to raise funds through the issuance of debt or the sale of common stock.

Our ability to continue as a going concern is dependent on our ability to raise capital through the issuance of debt or the sale of common stock.  The consolidated financial statements do not include any adjustments that might be necessary if we were unable to continue as a going concern.

Note 4 - Investments
During the six months ended June 30, 2009, we sold the remaining 44,600 shares of Hythiam Inc. (“Hythiam”) common stock for total proceeds of $15,436. For the six months ended June 30, 2009 and 2008, we recognized unrealized losses of $0 and $19,380 respectively. In addition, we recognized realized losses of $1,958 and $185,792 with net proceeds of $15,436 and $121,365, respectively. As of June 30, 2009, we did not own any shares of Hythiam’s common stock.  Management did not intend to hold the shares of Hythiam common stock for investment purposes, and accordingly, classified the shares as “trading securities” for all periods presented.  Because of such classification, unrealized gains and losses were recorded in operations.

Note 7 - Common Stock
On March 27, 2009, the Company’s Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 250,000,000 to 300,000,000, $0.01 par value, and to eliminate the Company’s authorized preferred stock.  In addition, on June 19, 2009, the Company authorized a 1.5 for 1 stock split, which has been retroactively applied for all periods presented.

ASHERXINO CORPORATION
(Formerly CITA Biomedical, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

During the six months ended June 30, 2009, we issued 4,991,250 shares of split adjusted common stock for services for total expense of $12,647. The common stock was valued using the liquidation value of net assets immediately prior to the grant date.

Note 8 - Change of Control
Pursuant to an Asset Purchase Agreement dated June 30, 2009, in consideration for the issuance of 105,000,000 shares of the Company’s common stock (87.5% of the Company’s post-transaction total outstanding common stock) to Bayo Odunuga, Patrick Okorodudu and Asher MHG Foundation, the Company acquired from such individuals a 40% leasehold interest in and operatorship of Oil Prospecting License (OPL) 2012 through an assignment of all of such individuals’ right, title and interest in and to a Memorandum of Agreement dated March 14, 2009 (“MOA”), a Farm In Agreement dated March 14, 2009 (“Farm In Agreement”) and a proposed Production Sharing Contract (“PSC”).  This transaction was accounted for as an asset purchase.  In connection with such transaction, Bayo Odunuga became Chief Executive Officer and director of the Company and Patrick Okorodudu became Secretary, General Counsel and director of the Company.  The value of the oil and gas property was $53,750 on the date of acquisition, which was the cumulative cost incurred by Messrs. Odunuga and Okorodudu in acquiring the asset.

Pursuant to the MOA and Farm In Agreement, the Company shall pay to the Nigerian government the sum of $12,500,000 as a signature bonus and the Company shall pay its local partner Sigmund Oilfield Limited $10,000,000 as a farm-in fee.  Payment of the signature bonus and farm-in fee was due 30 days after the conclusion of the audit engineering report by Bayphase Limited, which occurred on or around April 14, 2009.  However, the Company has suffered no negative consequences from being technically delinquent in paying these amounts as it has regularly updated Sigmund Oilfield Limited on the status of when payments would be made and Sigmund Oilfield Limited has granted informal extensions of time for the Company to make such payments.

The Farm In Agreement requires the Company to pay for the purchase of relevant seismic data for a sum to be negotiated.  The timing of this payment is to be decided by the parties.  Some 2D seismic data has already been prepared and is held by the Company, but the Company may acquire additional 2D seismic data because it is less expensive to acquire than 3D seismic data and the existing 2D seismic data does not have full coverage of OPL 2012.  3D seismic data has not yet been prepared or interpreted.  The Company may engage the services of either Schlumberger or CGGVeritas for the 3D seismic program, depending on vessel availability and cost.

2D seismic data is normally prepared as a preliminary exploration tool to define structures.  3D seismic data is then prepared to further explore, confirm and define structures prior to drilling.  Due to the higher cost of 3D seismic data, it is normally prepared only for selected areas where drilling is anticipated.  3D seismic data is important for drilling offshore oil wells because of the closely spaced nature of seismic line acquisition, which provides much higher resolution of targets than when using 2D.  The original 2D seismic data merely indicates what structures are present.  3D seismic data identifies structures with better resolution and provides other significant subsurface parameters such as direct hydrocarbon indicators (DHI), acoustic analysis to determine fluid (oil) elevations, flat spots to determine oil, gas and water contacts, and amplitude analysis to further determine oil reservoirs’ thickness and elevation.  3D seismic data also confirms earlier 2D structural configurations and geometries.  Acquisition of 3D seismic data generally increases the likelihood of successful development of an oil block.

As management continues to evaluate the 2D seismic data, it may feel comfortable with using the vintage data as is, without using any 3D confirmation data.  This generally depends on the size of the structure, and any seismic anomalies encountered.  There are new processing techniques that the Company will use on the 2D data to determine some of the anomalies.  If management feels comfortable with the quality of reprocessing, it might proceed without acquiring 3D data, although generally this is unlikely since 3D data provides a much better picture of the oil block.  This decision will be made by the Company as it proceeds with the development of OPL 2012.

Pursuant to the Farm In Agreement’s definition of discovery and drilling schedule, a discovery bonus will be payable to Sigmund Oilfield Limited after execution of the PSC and when drilling operations result in the discovery of an accumulation of hydrocarbons and this discovery of a commercially viable field of hydrocarbons is announced.  The discovery bonus will consist of the first $10,000,000 of revenue generated from the sale of hydrocarbons produced from OPL 2012 once hydrocarbons are discovered.

Government royalties and other national petroleum taxes and payments will be included in a yet to be signed PSC between the Nigerian government and the oil block license holders and technical partners.  The PSC will contain a detailed regimen of when government royalties will be due, for example, “upon the discovery and production of 10 mmboe (million barrels of oil equivalent), the oil block operators shall deduct oil revenue of 1.2 mmboe to the NNPC account.”

If Sigmund Oilfield Limited refuses to continue agreeing to extensions of time for the Company’s payment obligations, it would notify the Company of its non-performance and formally request that the Company perform its agreed obligations.  The Company would be given the opportunity to rectify or cure such fundamental non-performance issues if they are within the Company’s control.  In case of further default, Sigmund Oilfield Limited would have the option to seek to terminate its agreements with the Company and potentially terminate the Company’s interest in OPL 2012.  However, these agreements were not drafted in such a manner that allows for immediate repercussions or sanctions imposed on the Company in the event the Company is unable to fund any of the development costs.  Rather, the agreements provide for a dispute resolution process and contemplate discussion and negotiation among the parties in the event of the Company’s inability to perform.

Note 9 - Commitments and Contingencies

Unasserted Claim
In November 2001, the Company and Alternative Products, Inc. (“ATP”) entered into preliminary discussions regarding a purchase by the Company of all of the outstanding shares of ATP.  No agreement was ever finalized and the Company received a letter of notification from ATP terminating any agreement between them.  Management believes that no such agreement ever existed. From time to time thereafter, John Bancroft (either individually or as President of ATP) has claimed that the Company owes either him or ATP various amounts including Five Million Dollars ($5,000,000) in Class B Preferred Stock, One Million Dollars ($1,000,000) in Common Stock and payments of Three Hundred Fifty-Six Thousand Dollars ($356,000) under purported employment and employment related agreements.  Management believes that no such agreements exist or ever existed and that the claims by Bancroft and/or ATP are wholly without merit.  Counsel has advised management, in the event litigation should be brought on this claim, that the Company would have a number of meritorious defenses, including but not limited to statute of limitations, the absence of any agreement binding upon the Company and the aforementioned termination of any such agreement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
The Company has not had any disagreements, whether or not resolved, with its accountants on accounting and financial disclosure during its two most recent fiscal years or any subsequent interim period.

On June 24, 2009 and in connection with the Company’s acquisition of the Asher Assets, Cordovano & Honeck, LLP resigned as the Company’s independent registered public accounting firm.  On June 25, 2009, the Company engaged Malone & Bailey, PC as its independent registered public accounting firm.  During the Company’s two most recent fiscal years, and in the subsequent interim period though July 24, 2009, neither the Company nor anyone on its behalf consulted with Malone & Bailey, PC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and Malone & Bailey, PC did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS
(a)  See the Index to Financial Statements on page F-1 hereof.
(b) The documents listed below are filed as exhibits hereto:

Exhibit No.	Exhibit
3(i)*	Amended and Restated Certificate of Incorporation of AsherXino Corporation

3(ii)*	Bylaws of AsherXino Corporation

10.1*
Asset Purchase Agreement dated June 30, 2009 by and among AsherXino Corporation, Bayo Odunuga, Patrick Okorodudu and Asher MHG Foundation, including as exhibits the Memorandum of Agreement dated March 14, 2009 and the Farm In Agreement dated March 14, 2009 (Production Sharing Contract between OPL 2012 block owners and Nigerian National Petroleum Corporation to be filed by amendment)

10.2**	Joint Venture Agreement dated May 21, 2009 by and among Omega Maritime & Energy Limited, Superior Well Drilling LLC and ASHER Energy Corporation

16*	Letter from Cordovano & Honeck, LLP, former Independent Registered Public Accounting Firm of AsherXino Corporation

21*	Subsidiaries of the Registrant

23**	Consent letter of Bayphase Limited

 *Previously filed on Form 10 dated July 31, 2009.
**Previously filed on Form 10A dated September 29, 2009.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AsherXino Corporation

Date: November 9, 2009	By:	/s/ Bayo O. Odunuga
Name: Bayo O. Odunuga Title: Chief Executive Officer